UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2008

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)

2635 N. Crescent Ridge Drive The Woodlands, Texas (Address of Principal Executive Office)	77381 (Zip Code)
Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 144d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Event.

On September 19, 2008, we reported on top-line data from our Phase IIb TERMS (Tovaxin® for Early Relapsing Multiple Sclerosis) study.  Top-line results from the study demonstrated a positive trend in the reduction in annualized relapse rate (ARR) for patients treated with Tovaxin as compared to placebo.  However, this finding did not achieve statistical significance.  In addition, the study did not achieve statistical significance with its primary endpoint, the cumulative number of gadolinium-enhanced brain lesions.

Top-line results from the study showed that Tovaxin-treated patients experienced an ARR of 0.214 as compared to 0.339 for placebo-treated patients.  Despite the low relapse rate in the placebo arm, this still represented a 37 percent decrease in ARR for Tovaxin as compared to placebo in the general population.  Additionally, in the group of patients who had an ARR > 1 in the one year prior to study entry, Tovaxin demonstrated a 55 percent reduction in ARR compared to placebo.

The study also demonstrated that Tovaxin was safe and well tolerated with no serious adverse events related to treatment.  The most common adverse event related to Tovaxin was mild injection site reaction. We believe that this favorable safety profile may be an important advantage as patient compliance represents a significant challenge due to serious side effects associated with many currently available MS treatments.

Copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)         Exhibit 99.1

The following exhibit is to be filed as part of this 8-K:

Exhibit No.	Description

99.1	Press release issued September 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Lynne Hohlfeld
Lynne Hohlfeld
Chief Financial Officer

DATE: September 24, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued September 19, 2008